SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities
 (collectively, "Federated") and various
Federated-sponsored mutual
funds (Funds) have been named
 as defendants in several class action
lawsuits now pending in the
 United States District Court
for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed shares
of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally
similar in alleging that
Federated engaged in illegal
 and improper trading practices
 including market timing and
late trading in
concert with certain
institutional traders, which
 allegedly caused financial
injury to the mutual fund
shareholders. Federated without
 admitting the validity of any
claim has reached a preliminary
 settlement
with the Plaintiffs in these
 cases. Any settlement would
have to be approved by the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
 that are now
pending in the United States
 District Court for the Western
 District of Pennsylvania.
These lawsuits have
been consolidated into a single
action alleging excessive
advisory fees involving one
of the Funds.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to
represent the Funds in
each of the lawsuits described
 in the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
 defendant in
any of the lawsuits. Additional
 lawsuits based upon similar
 allegations may be filed in
the future. The
potential impact of these
lawsuits, all of which seek
 monetary damages, attorneys'
 fees and expenses,
and future potential similar
 suits is uncertain. Although
we do not believe that these
lawsuits will have a
material adverse effect on the
 Funds, there can be no
assurance that these suits,
ongoing adverse
publicity and/or other developments
 resulting from the allegations
in these matters will not result
 in
increased redemptions, or reduced
sales of shares of the Funds or
 other adverse consequences for the
Funds.

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